Exhibit 4.2
Portrait innovations holding company
Amended and Restated
Investors’ rights agreement
     This Amended and Restated Investors’ Rights Agreement (this “Agreement”) dated as of June 29, 2010 is by and among (i) Portrait Innovations Holding Company, a Delaware corporation (the “Company”), (ii) Southeastern Private Investment Fund IV, LLC (“Southeastern”), Emergo Alpha Fund Limited (“Emergo” and together with Southeastern, the “Investors”), (iii) HENTOM, LLC, a North Carolina limited liability company (“Hentom”), and (iii) John Grosso, John Davis, John Grosso, III, Andrew Grosso and Garrett J. Alroy (together, the “Management Holders”).
Background Statement
     The Company, Southeastern, Emergo and the Management Holders are parties to an Investors’ Rights Agreement dated as of April 24, 2008 (the “Prior Agreement”). The purpose of the Prior Agreement was to establish certain rights and obligations of the parties thereto, including registration rights, rights limiting the transfer of shares of the Company’s stock and rights with regard to corporate governance matters. The purpose of this Agreement is provide for (i) the amendment and restatement of the Prior Agreement subject to, and upon the completion of, the proposed underwritten initial public offering (the “IPO”) of the Company’s common stock contemplated by the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission on the date hereof, as such registration statement may be amended from time to time (the “Registration Statement”), and (ii) certain other actions in connection with the IPO.
Statement of Agreement
     In consideration of the premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Actions in Contemplation of the IPO
          1.1 Amendment of Prior Agreement. Subject to and upon the completion of the sale by the Company of shares of its common stock to the underwriters in the IPO (the time of such sale being referred to herein as the “Effective Time”) and without any further action by the parties hereto, the Prior Agreement shall be amended and restated in its entirety to read as set forth in Exhibit A attached hereto (the “Amended and Restated Agreement”). Prior to the Effective Time, the Prior Agreement shall remain in full force and effect. In the event that (i) the completion of the IPO has not occurred by the close of business on December 31, 2010 or (ii) if earlier, the Company files an application with the Securities and Exchange Commission to withdraw the Registration Statement, then the first sentence of this Section 1.1, the provisions of Section 1.3 hereof and Exhibit A hereto shall be null and void.
          1.2 Consents.
          (a) For the sole purpose of facilitating transactions in connection with the IPO, each of the Investors, Hentom and the Management Holders hereby waives any rights or the application of any restrictions under Section 3 of the Prior Agreement with respect to the sale of the Company’s common stock by the Company or any selling stockholders in the IPO.

          (b) In accordance with Section B(6)(a)(xi) of Article IV of the Company’s Certificate of Incorporation dated April 24, 2008 (the “Charter”), the Investors hereby consent to the consummation of the IPO.
          1.3 Election to Convert. Pursuant to and in accordance with Section B(4) of Article IV of the Charter, each of Southeastern and Emergo hereby agrees and elects to convert, subject to the completion of the sale by the Company of shares of its Common Stock to the underwriters in the IPO, all shares of the Company’s Series A and Series B Preferred Stock held by Southeastern and Emergo into shares of the Company’s Common Stock, with such conversion to occur and be effective as of the Effective Time. Each of Emergo and Southeastern agrees not to transfer any shares of the Company’s Series A and Series B Preferred Stock prior to the Effective Time to any person unless such person agrees to the terms hereof, including the agreement and consent to convert all shares of the Company’s Series A and Series B Preferred Stock in accordance with this Section 1.3.
     2. Miscellaneous.
          2.1 Successors and Assigns.
          Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
          2.2 Governing Law.
          This Agreement shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware.
          2.3 Counterparts.
          This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
          2.4 Titles and Subtitles.
          The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
          2.5 Notices.
          All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day; or (iii) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the address as set forth on the signature page hereof or at such other address as such party may designate by ten days advance written notice to the other parties hereto.

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          2.6 Expenses.
          If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.
          2.7 Amendments and Waivers.
          Prior to the Effective Time, any term of this Agreement, including the Exhibit hereto, may be amended only with the written consent of the Investors, Hentom, John Grosso and the Company. After the Effective Time, any term the Amended and Restated Agreement may be amended in the manner set forth in Section 2.7 thereof.
          2.8 Severability.
          If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.
          2.9 Entire Agreement.
          This Agreement (including the Exhibit hereto) constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.
(Signatures follow on next page)

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     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

THE COMPANY: Portrait Innovations Holding Company
By:	/s/ John Grosso
John Grosso
President and Chief Executive Officer

THE INVESTORS: Southeastern Private Investment Fund IV, LLC
By:	/s/ Thomas B. Henson
Thomas B. Henson
Manager

Emergo Alpha Fund Limited
By:	/s/ Mike Balm
Mike Balm
Director

HENTOM, LLC
By:	/s/ Thomas B. Henson
Thomas B. Henson
Manager
Signature Page to Amended and Restated Investors’ Rights Agreement

THE MANAGEMENT HOLDERS:
/s/ John Grosso
John Grosso

/s/ John J. Grosso, III
John J. Grosso, III

/s/ John M. Davis
John M. Davis

/s/ Andrew Grosso
Andrew Grosso

/s/ Garrett Alroy
Garrett Alroy

Signature Page to Amended and Restated Investors’ Rights Agreement

Exhibit A
Portrait innovations holding company
Terms of Amended and Restated
Investors’ rights agreement
     The following sets for the terms of the Amended and Restated Investors’ Rights Agreement (this “Agreement”) by and among (i) Portrait Innovations Holding Company, a Delaware corporation (the “Company”), (ii) Southeastern Private Investment Fund IV, LLC (“Southeastern”), Emergo Alpha Fund Limited (“Emergo”) and HENTOM, LLC, a North Carolina limited liability company (“Hentom”), and (iii) John Grosso, John Davis, John Grosso, III, Andrew Grosso and Garrett J. Alroy (together, the “Management Holders”). Capitalized terms used herein shall have the meanings assigned to such terms in Appendix A attached hereto and incorporated herein by reference.
     The parties have agreed as follows:
     1. Registration Rights.
          1.1 Request for Registration.
          (a) In case the Company shall receive from Initiating Holders a written request that the Company effect a registration covering at least twenty percent (20%) of the Initiating Registrable Securities then outstanding (or a lesser percentage if the anticipated aggregate offering price, net of underwriting discounts and commissions, would exceed $10,000,000), the Company will promptly give written notice of the proposed registration to all other Holders so they may have an opportunity to consider joining in such registration, which they may do (subject to the terms and provisions of this Agreement) at their election by delivering, within ten (10) days after receipt of the notice of the proposed registration by the Company, their written request to include Registrable Securities in the proposed registration; and as soon as practicable, use its reasonable best efforts to effect such registration (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of the Initiating Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request given within ten (10) days after receipt of notice from the Company pursuant to Section 1.1; provided that the Company shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to this Section 1.1:
               (i) At any time prior to one hundred and eighty (180) days after the sale by the Company of shares of its common stock to the underwriters in the IPO.
               (ii) In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.

               (iii) After the Company has effected two (2) registrations pursuant to this Section 1.1 and such registrations have been declared or ordered effective and have remained effective for a period of at least ninety (90) consecutive days.
               (iv) During the period starting with the date ninety (90) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a Company-initiated registration statement subject to Section 1.3, provided that the Company is actively employing in good faith all reasonable efforts to cause such registration to become effective and provided further that the Company gives notice to all Holders upon commencement of such period. The Holders shall be entitled to exercise their rights pursuant to Section 1.3 hereof with respect to such an intended registration for equity securities. Such an intended registration shall not be deemed to be a demand registration of the Initiating Holders pursuant to this Section 1.1
               (v) If the Initiating Holders propose to dispose of Registrable Securities that may be registered on Form S-3 pursuant to Section 1.2 hereof.
               (vi) Within the ninety (90) day period immediately following the effective date of a registration, pertaining to a firm commitment underwritten public offering of Common Stock, effected pursuant to this Section 1.1.
     Subject to the foregoing clauses (i) through (vi), the Company shall file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable after receipt of the request of the Initiating Holders. The Initiating Holders may, at any time prior to the effective date of the registration statement relating to such registration, revoke such request, without liability (except as set forth in Section 1.6 hereof) to the Initiating Holders or any other Holders of Registrable Securities requested to be registered pursuant to Section 1.1 hereof, by providing a written notice to the Company revoking such request.
          (b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 1.1 and the Company shall include such information in the written notice referred to in Section 1.1. In such event, the right of any Holder to include Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 1.4(h)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 1.1, if the underwriter advises the Initiating Holders in writing that in its good faith view marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders who requested that Registrable Securities be included in the registration, and the Company will exclude from such registration (i) first, securities held by any Person who does not have contractual rights granted in this Agreement and (ii) second, shares held by all Holders, including the Initiating Holders, of Registrable Securities with contractual rights granted in this Agreement, pro rata among the Holders of such shares on the basis of the respective numbers of shares of Common Stock requested to be included in such registration. If at least eighty percent (80%) of the Initiating Registrable Securities requested to be registered by the Initiating Holders are not included in such registration, then the Initiating Holders may request that the Company effect an additional registration under the Securities Act in accordance with the provisions of this Section 1.1, and the Company shall effect such additional registration at its sole expense. Such additional registration and such registration in which at least eighty percent (80%) of the Initiating Registrable Securities requested to be registered by the Initiating Holders were not included shall only count as a single registration for purposes of calculating the number of registrations Holders of Initiating Registrable Securities may initiate pursuant to this Section 1.1.
     If any Holder disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, the underwriter and the Initiating Holders. The Registrable Securities and/or other securities so withdrawn from such underwriting shall also be withdrawn from such registration; provided, however, that, if by the withdrawal of such Registrable Securities a greater number of Registrable Securities held by other Holders may be included in such registration (up to the maximum of any limitation imposed by the underwriters), then the Company shall offer to all Holders who have included Registrable Securities in the registration the right to include additional Registrable Securities in the same proportion used above in determining the underwriter limitation.
          (c) If the Company shall furnish to the Initiating Holders a certificate signed by the President of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would (because of the existence of, or in anticipation of, any acquisition, financing activity, or other transaction involving the Company, or the unavailability for reasons beyond the Company’s control of any required financial statements, disclosure of information which is in its best interest not to publicly disclose, or any other event or condition of similar significance to the Company) be seriously detrimental to the Company and its shareholders for such registration statement to be filed on or before the date filing would be required and it is therefore essential to defer the filing of such registration statement, then the Company may direct that such request for registration be delayed for a period not in excess of: ninety (90) days, such right to delay a request to be exercised by the Company not more than twice in any twelve (12) month period.
          (d) A demand registration requested pursuant to this Section 1.1 shall not be deemed to have been effected unless the registration statement relating thereto (i) has become effective under the Securities Act and any of the Initiating Registrable Securities of the Initiating Holders included in such registration have actually been sold thereunder, and (ii) has remained effective for a period of at least ninety (90) days (or such shorter period in which all Initiating Registrable Securities included in such registration have actually been sold thereunder).
          1.2 S-3 Registration.
          (a) In case the Company shall receive from Initiating Holders a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and as soon as practicable, and in any event within 30 days of the receipt of such notice, file a registration statement on Form S-3 and effect all other qualifications and compliances as may be so requested and as would permit or facilitate the sale, distribution, transfer or hedging (through market transactions using brokers, in a firm commitment underwriting, in negotiated transactions or otherwise) of, subject to the provisions of Section 1.7, all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 1.2:

               (i) if Form S-3 is not available for such offering by the Holders.
               (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to register Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $5 million.
               (iii) if the Company has, within the twelve (12) month period preceding the date of such request, already effected three (3) registrations pursuant to this Section 1.2.
               (iv) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.
     Subject to the foregoing and the provisions of Section 1.7 hereof, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders and shall keep it continuously effective until such Registrable Securities have been sold pursuant thereto.
          (b) Notwithstanding the other provisions of this Section 1.2, the Company shall have the right to delay the filing of any registration statement on Form S-3 (an “S-3 Registration”) otherwise required to be prepared and filed by the Company pursuant to this Section 1.2, or to suspend the use of any S-3 Registration, for a period not in excess of 60 days (a “S-3 Blackout Period”) if the Company, in the good faith judgment of its Board of Directors, determines (because of the existence of, or in anticipation of, any acquisition, financing activity, or other transaction involving the Company, or the unavailability for reasons beyond the Company’s control of any required financial statements, disclosure of information which is in its best interest not to publicly disclose, or any other event or condition of similar significance to the Company) that the registration and distribution of the Registrable Securities to be covered by such S-3 Registration would be seriously detrimental to the Company and its stockholders, provided that the S-3 Blackout Period shall earlier terminate on the second business day following the completion or abandonment of the relevant financing, acquisition or other transaction or upon public disclosure by the Company or public admission by the Company of such material nonpublic information or such time as such material nonpublic information shall be publicly disclosed; and provided further, that the Company shall furnish to the Holders a certificate of an executive officer of the Company to the effect that an event permitting a S-3 Blackout Period has occurred (and no other reason need be given). The Company will promptly give the Holders written notice of such determination and an approximation of the period of the anticipated delay; provided, however, that the aggregate number of days included in all S-3 Blackout Periods during any consecutive 12 months shall not exceed 180 days. Each Holder agrees to cease all disposition efforts under such S-3 Registration with respect to Registrable Securities held by such Holder immediately upon receipt of notice of the beginning of any S-3 Blackout Period. The Company shall provide written notice to the Holders of the end of each S-3 Blackout Period.
          1.3 Company Registration.
          If the Company shall determine to register for sale for cash any of its Common Stock, for its own account or for the account of others (other than the Holders) (other than a registration statement relating either to the sale of securities to employees of the Company. pursuant to a stock option, stock purchase or similar plan or a transaction under Rule 145 of the

Securities Act, a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered), the Company promptly will give to each Holder written notice of such registration. Upon the written request of each Holder given within ten (10) days after notice by the Company, the Company shall, subject to the provisions of Section 1.7, cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered. Notwithstanding the foregoing, the Company has no obligation to register any shares pursuant to this Section 1.3 and may withdraw any such registration at any time.
          1.4 Obligations of the Company.
          In the case of each registration by the Company pursuant to Section 1, the Company will use its reasonable best efforts to:
          (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective, and, keep such registration statement effective for a period of up to ninety (90) days or until the distribution contemplated in the Registration Statement has been completed; provided, however, that (i) such 90-day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Company; and (ii) in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, such 90-day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold, provided that Rule 415 of the Securities Act, or any successor rule under the Securities Act, permits an offering on a continuous or delayed basis, and provided further that applicable rules under the Securities Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment which (I) includes any prospectus required by Section 10(a)(3) of the Securities Act or (II) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in (I) and (II) above to be contained in periodic reports filed pursuant to Section 13 or 15(d) of the 1934 Act in the registration statement;
          (b) Prepare and file with the SEC such amendments, supplements and post effective amendments to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;
          (c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;
          (d) Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, and do any and all other acts and things which may be necessary or advisable to enable such Holders or underwriter to consummate the disposition in each such jurisdiction of such Registrable Securities;

          (e) Use its reasonable best efforts to cause the Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable the Holder or Holders thereof to consummate the disposition of such Registrable Securities;
          (f) Immediately notify the managing underwriter, if any, and each Holder of such Registrable Securities at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event which comes to the Company’s attention if as a result of such event the prospectus included in such registration statement contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading and the Company shall promptly prepare and furnish to such Holder a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading;
          (g) Use its reasonable best efforts to cause all such Registrable Securities covered by the registration statement to be listed on a national securities exchange and on each securities exchange on which similar securities issued by the Company are then listed, and enter into such customary agreements including a listing application and indemnification agreement in customary form (provided that the applicable listing requirements are satisfied), and to provide a transfer agent and registrar for such Registrable Securities covered by such registration statement no later than the effective date of such registration statement;
          (h) Enter into such customary agreements (including an underwriting agreement in customary form) and take all such other actions as the Initiating Holders or the underwriters retained by such Holders, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities, including customary indemnification;
          (i) Make available for inspection during normal business hours by any Holder of Registrable Securities covered by such registration statement, any underwriter participating in any disposition pursuant to such registration statement, and any attorney, accountant or other agent retained by any such Holder or underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company and its subsidiaries (collectively, “Records”), if any, as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s and its subsidiaries’ officers, directors and employees to supply all information and respond to all inquiries reasonably requested by any such Inspector in connection with such registration statement. Notwithstanding the foregoing, the Company shall have no obligation to disclose any Records to the Inspectors in the event the Company determines that such disclosure is reasonably likely to have an adverse effect on the Company’s ability to assert the existence of an attorney-client privilege with respect thereto;
          (j) Use its reasonable best efforts to obtain a “comfort” letter from the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by “comfort” letters as the Holders of a majority (by number of shares) of the Registrable Securities being sold reasonably request, and provided that such request is reasonable in the underwriter’s point of view;

          (k) Use its reasonable best efforts to obtain an opinion of counsel from the Company’s counsel in customary form and covering such matters of the type customarily covered in opinions of counsel in connection with such transactions; and
          (l) Comply, and continue to comply during the period that such registration statement is effective under the Securities Act, in all material respects with the Securities Act and the 1934 Act and with all applicable rules and regulations of the SEC with respect to the disposition of all securities covered by such registration statement, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months, but not more than eighteen (18) months, beginning with the first full calendar month after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act, and not file any amendment or supplement to such registration statement or prospectus to which Holder shall have reasonably objected on the grounds that such amendment or supplement does not comply in all material respects with the requirements of the Securities Act, having been furnished with a copy thereof at least five (5) business days prior to the filing thereof.
          Each Holder of Registrable Securities agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 1.4(f) hereof, such Holder shall discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 1.4(f) hereof, and, if so directed by the Company, such Holder shall deliver to the Company (at the Company’s expense) all copies (including, without limitation, any and all drafts), other than permanent file copies, then in such Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice. In the event the Company shall give any such notice, the period mentioned in Section 1.4(a) hereof shall be extended by the greater of (i) ten (10) business days or (ii) the number of days during the period from and including the date of the giving of such notice pursuant to Section 1.4(f) hereof to and including the date when each Holder of Registrable Securities covered by such registration statement shall have received the copies of the supplemented or amended prospectus contemplated by Section 1.4(f) hereof.
          1.5 Furnish Information.
          (a) It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities.
          (b) The Company shall have no obligation with respect to any registration requested pursuant to Section 1.1 or Section 1.2 if, due to the operation of Section 1.5(a), the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in Section 1.1 or Section 1.2, as applicable; provided further, in the event the Company shall elect to not proceed with respect to a registration pursuant to this Section 1.5(b), such discontinued registration shall not count as a registration for purposes of calculating the number of registrations Holders of Registrable Securities may initiate pursuant to 1.1.

          1.6 Expenses of Registration.
          All (i) expenses incurred by the Company in connection with any registration pursuant to Sections 1.1, 1.2 and 1.3, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and (ii) reasonable expenses (other than underwriting discounts and commissions) incurred by Holders in connection with any registration pursuant to Sections 1.1, 1.2 and 1.3, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, and fees and disbursements of one counsel for the selling Holders, shall be borne by the Company. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.1 or Section 1.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case such withdrawing Holders shall bear such expenses pro rata based upon the number of Registrable Securities held by such withdrawing Holders that were requested to be registered in the withdrawn registration), unless, in the case of a registration requested under Section 1.1, the Holders of a majority of the Initiating Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.1, provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 1.1 or 1.2.
          1.7 Underwriting Requirements.
          In the event that any offering of Common Stock to be registered pursuant to Sections 1.2 and 1.3 hereof is intended to be effected by means of an underwriting, the right of any Holder to include Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed (i) in the case of a registration effected pursuant to Section 1.2, by a majority in interest of the Initiating Holders and such Holder or (ii) in the case of a registration effected pursuant to Section 1.3, by the Company and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 1.4(h)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 1.7, if the underwriter advises the Initiating Holders (in the case of a registration effected pursuant to Section 1.2) or the Company (in the case of a registration effected pursuant to Section 1.3) in writing that in its good faith view marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders who requested that Registrable Securities be included in the registration, and the Company will exclude from such registration (i) first, securities held by any Person who does not have any contractual rights granted in this Agreement and (ii) second, shares held by all Holders, including any Initiating Holders, of Registrable Securities with contractual rights granted in this Agreement, pro rata among the Holders of such shares on the basis of the respective numbers of shares of Common Stock requested to be included in such registration.
     If any Holder disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, the underwriter and, in the case of a registration pursuant to Section 1.2, the Initiating Holders. The Registrable Securities and/or other securities so withdrawn from such underwriting shall also be withdrawn from such registration; provided, however, that, if by the withdrawal of such Registrable Securities a greater number of Registrable Securities held by other Holders may be included in such registration (up to the maximum of any limitation imposed by the underwriters), then the Company shall offer to all Holders who have included Registrable Securities in the registration the right to include additional Registrable Securities in the same proportion used above in determining the underwriter limitation.
          1.8 Delay of Registration.
          No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.
          1.9 Indemnification.
          In the event any Registrable Securities are included in a registration statement under this Section 1:
          (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, its directors, officers and partners, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the 1934 Act, against any losses, claims, damages, liabilities (joint or several) or expenses to which they may become subject under the Securities Act or the 1934 Act, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the 1934 Act, or any rule or regulation promulgated under the Securities Act or the 1934 Act; and the Company will pay to each such Holder, director, officer, partner, underwriter or controlling person, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 1.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.
          (b) To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act,’ any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act or the 1934 Act, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this Section 1.9(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 1.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that, in no event shall any indemnity under this Section 1.9(b) exceed the gross proceeds from the offering received by such Holder.
          (c) Promptly after receipt by an indemnified party under this Section 1.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement-of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.9.
          (d) If the indemnification provided for in this Section 1.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.
          (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.
          (f) The obligations of the Company and Holders under this Section 1.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

          1.10 Reports Under Securities Exchange Act of 1934.
          With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:
          (a) make and keep public information available, as those terms are understood and defined in Rule 144 promulgated under the Securities Act, at all times after ninety (90) days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public;
          (b) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the 1934 Act; and
          (c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 promulgated under the Securities Act (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Securities Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC (including Rule 144A) which permits the selling of any such securities without registration or pursuant to such form.
          1.11 Assignment of Registration Rights.
          The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities, provided: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 1.13 below; and (c) such assignment shall be effective only if immediately following such transfer either (x) the Common Stock is not listed on a national securities exchange or (y) the further disposition of such securities by the transferee or assignee is restricted under the Securities Act.
          1.12 Limitations on Subsequent Registration Rights.
          From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) registration rights which are superior to the registration rights granted pursuant to this Agreement, (b) registration rights which are pari passu with the registration rights granted pursuant to Sections 1.1, 1.2 and 1.3 of this Agreement, (c) to include such securities in any registration filed under Section 1.1 or Section 1.2, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities included by the Holders in such registration, or (d) to make a demand registration which could result in such registration statement being declared effective prior to the earlier of six months after either of the dates set forth in Section 1.1(a) or within one hundred eighty (180) days of the effective date of any registration effected pursuant to Section 1.1.
          1.13 “Market Stand-Off” Agreement.
          Each Investor hereby agrees that during the period of duration specified by the managing underwriter of Common Stock or other equity securities of the Company, following the date of the first sale of such securities to the public pursuant to a registration statement of the Company filed under the Securities Act, it shall not, to the extent requested by such underwriter, directly or indirectly (i) offer, loan, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any securities of the Company held by it (the “Subject Stock”) or any securities convertible into or exercisable or exchangeable for the Subject Stock (including, without limitation, shares of the Subject Stock or securities convertible into or exercisable or exchangeable for the Subject Stock which may be deemed to be beneficially owned by such holder in accordance with the rules and regulations of the SEC) or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any Subject Stock (regardless of whether any of the transactions described in clause (i) or clause (ii) is to be settled by the delivery of Subject Stock, or such other securities, in cash or otherwise), except Common Stock included in such registration; provided, however, that such market stand-off time period shall not exceed one hundred eighty (180) days in the case of the IPO or ninety (90) days in any subsequent registration; provided further, all officers, directors and 5% stockholders shall be bound by similar market standoff provisions. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Investor (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period. Notwithstanding the foregoing, the obligations described in this Section 1.13 shall not apply to a registration relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or a transaction under Rule 145 of the Securities Act.
          1.14 Termination of Registration Rights.
          The right of any Holder to request registration or inclusion in any registration pursuant to this Agreement shall terminate on the first date following the IPO on which both (i) all shares of Registrable Securities held by such Holder (and any affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144 of-the Securities Act) can be sold in any 3-month period without registration in compliance with Rule 144 of the Securities Act and (ii) the Common Stock is listed on a national securities exchange.
     2. Miscellaneous.
          2.1 Successors and Assigns.
          Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

          2.2 Governing Law.
          This Agreement shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware.
          2.3 Counterparts.
          This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
          2.4 Titles and Subtitles.
          The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
          2.5 Notices.
          All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day; or (iii) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the address as set forth on the signature page hereof or at such other address as such party may designate by ten days advance written notice to the other parties hereto.
          2.6 Expenses.
          If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.
          2.7 Amendments and Waivers.
          Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company, the holders of at least a majority of the Registrable Securities and, in the event that any such amendment or waiver adversely affects the rights of the Management Holders, John Grosso or his designee.
          2.8 Severability.
          If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

          2.9 Aggregation of Stock.
          All shares of Registrable Securities held or acquired by affiliated Persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.
          2.10 Entire Agreement.
          This Agreement (including the Exhibits hereto, if any) constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and all parties acknowledge and agree that, as of the Effective Time, the Prior Agreement shall be superseded and replaced in its entirety by this Agreement and that such Prior Agreement shall be deemed terminated and of no further force or effect.

APPENDIX A
DEFINED TERMS
          For purposes of this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to the singular and the plural forms thereof):
          “1934 Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.
          “Agreement” has the meaning given to it in the introductory paragraph.
          “Common Stock” means shares of the Company’s Common Stock, $0.01 par value.
          “Company” has the meaning given to it in the introductory paragraph.
          “Emergo” has the meaning given to it in the introductory paragraph.
          “Form S-3” shall mean such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.
          “Holder” shall mean any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.11 hereof.
          “Initiating Holders” shall mean one or more holders of Initiating Registrable Securities representing not less than 50% of the Initiating Registrable Securities then outstanding.
          “Initiating Registrable Securities” shall mean the Registrable Securities listed in clauses (i) and (ii) of the definition of “Registrable Securities,” below, as well as any other Registrable Securities issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, any Initiating Registrable Securities.
          “IPO” shall mean the initial public offering of the Company’s common stock contemplated by the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission on June 29, 2010, as such registration statement may be amended from time to time.
          “Management Holders” has the meaning given to it in the introductory paragraph.
          “Person” shall mean a natural person, partnership, limited liability company, corporation, trust, or unincorporated organization or association, company, firm, joint venture or other business entity, or a government or governmental agency or instrumentality or political subdivision thereof.

          “Preferred Stock” shall mean, collectively, (i) shares of the Company’s Series A Preferred Stock, $0.01 par value and (ii) shares of the Company’s Series B Preferred Stock, $0.01 par value.
          “Prior Agreement” has the meaning given to it in the background statement.
          “Register”, “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.
          “Registrable Securities” shall mean (i) the shares of the Company’s Common Stock issued upon conversion of the Preferred Stock, (ii) the shares of the Company’s Common Stock issued upon exercise of the Warrants, (iii) the 1,527,000 shares of Common Stock held by John Grosso, John Davis, John Grosso, III, Andrew Grosso and Garrett J. Alroy on the date hereof, (iv) the 75,748 shares of Common Stock acquired in April 2009 by Hentom from John Grosso and John Davis, (v) the 203,252 shares of Common Stock acquired in April 2009 by Southeastern from John Davis, Garrett Alroy, Andrew Grosso and John Grosso, III and (vi) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in (i) through (v) above, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his rights under this Agreement are not assigned. Any Registrable Securities that are transferred pursuant to (x) an effective registration under the Securities Act or (y) in an open-market transaction under Rule 144 of the Securities Act, shall cease to be Registrable Securities.
          “SEC” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.
          “Securities Act” shall mean the Securities Act of 1933, as amended, including all rules and regulations adopted thereunder.
          “Subject Stock” has the meaning given to it in Section 1.13.
          “Warrants” shall mean (i) the warrant initially issued by Portrait Innovations, Inc. on April 7, 2002 to Emergo Capital Finance Ltd and subsequently assigned to Emergo, which was exercised by Emergo and pursuant to which the Company issued 94,500 shares of the Company’s Common Stock to Emergo and (ii) the warrant initially issued by Portrait Innovations, Inc. on April 7, 2002 to Southeastern and subsequently assigned to Hentom, which was exercised by Hentom and pursuant to which the Company issued 94,500 shares of the Company’s Common Stock to Hentom.